EXHIBIT 99.1
NEWS RELEASE
LINN ENERGY TO ACQUIRE PROPERTIES IN THE GRANITE WASH FOR $600 MILLION
- DOUBLING THE COMPANY’S GRANITE WASH INVENTORY
Houston, Nov. 4, 2011 — LINN Energy, LLC (NASDAQ: LINE) announced today that it signed a definitive purchase agreement to acquire mid-continent oil and natural gas properties located primarily in the Granite Wash of Texas and Oklahoma from Plains Exploration & Production Company (PXP) for a contract price of $600 million, subject to closing conditions. The Company anticipates the acquisition will close on or before Dec. 31, 2011, and will be financed with internally generated cash flow and proceeds from borrowings under its revolving credit facility.
“This acquisition represents substantially all of Plains’ assets in the Mid-Continent region including mature stable assets and an outstanding position in the Granite Wash. This transaction will double LINN’s current inventory of horizontal drilling locations to more than 400 in the Granite Wash” said Mark E. Ellis, President and Chief Executive Officer. “We expect to yield significant operational efficiencies in the Granite Wash as we leverage our pad drilling techniques, simultaneous-operations processes, and recently built gas gathering and water handling infrastructure.”
Benefits of this transaction to LINN:
•	Highly accretive;

•	Doubles inventory of Granite Wash locations, with significant upside potential;

•	Increases organic growth potential;

•	Increases Granite Wash current production by approximately 75%; and

•	Provides operational synergies.
Significant characteristics of the assets:
•	Net production of approximately 80 million cubic feet equivalent per day;

•	High-margin natural gas with high Btu content;

•	PXP estimated proved reserves at Dec. 31, 2010 were 263 billion cubic feet equivalent (approximately 90 percent natural gas);

•	LINN estimates proved reserves will be significantly higher at year-end 2011;

•	More than 200 low-risk infill drilling locations; and

•	Approximately 20,000 Granite Wash net acres (approximately 75,000 net acres outside of Granite Wash)

ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-20 U.S. independent oil and natural gas development company, with approximately 3.2 Tcfe of proved reserves in producing U.S. basins as of Dec. 31, 2010 (pro forma for announced and closed 2011 acquisitions). More information about LINN Energy is available at www.linnenergy.com.
Citi and RBC Richardson Barr acted as financial advisors to LINN Energy in the acquisition.

CONTACTS:	LINN ENERGY, LLC

Investors:
Clay Jeansonne, Vice President — Investor Relations 281-840-4193

Media:
Paula Beasley, Manager, Public Affairs & Communications 281-840-4183
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the Company’s Annual Report filed on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.